SECOND AMENDMENT TO THE FUND ACCOUNTING
SERVICING AGREEMENT

THIS SECOND AMENDMENT, to the Fund Accounting Servicing Agreement, dated as of January 1, 2017 as amended effective January 1, 2019 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Maryland corporation (the "Company"), and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company ("Fund Services"), and is effective December 31, 2019.

RECITALS

WHEREAS, the Company and Fund Services have entered into the Agreement; and

WHEREAS the Company and Fund Services desire to add the FMI International Fund II - Currency Unhedged - Institutional Class to its series; and

WHEREAS the Company and Fund Services desire to amend the fee schedule Exhibit B of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A, the listings of funds offered, is hereby superseded and replaced with Exhibit A attached hereto.

2.	Exhibit B, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.                 U.S. BANCORP FUND SERVICES, LLC

By: _/s/ John S. Brandser_____________        By: __/s/ Jeanine M. Bajczyk___________

Name: John S. Brandser______________ Name: __/s/ Jeanine M. Bajczyk________

Title: President________             Title__Senior Vice President____________

FMI Funds

Exhibit A to the Fund Accounting Agreement – FMI Funds, Inc

Separate Series of FMI Funds, Inc

Name of Series
FMI Common Stock - Institutional Class Shares
FMI Common Stock - Investor Class Shares
FMI International - Institutional Class Shares
FMI International - Investor Class Shares
FMI Large Cap - Institutional Class Shares
FMI Large Cap - Investor Class Shares
FMI International Fund II - Currency Unhedged - Institutional Class Shares

FMI Funds

Exhibit B to the Fund Accounting Agreement – FMI Funds, Inc

Fund Accounting, Fund Administration & Portfolio Compliance Services
Fee Schedule Effective December 31, 2019

Annual Fee Based Upon Average Net Assets per Complex
[ ] basis points on the first $[ ]Billion
[ ] basis points on the next $[ ] Billion
[ ] basis points on the next $[ ] Billion
[ ] basis points on the balance

▪	Additional fee of $[ ] for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor
All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Minimum Annual Fee: $[ ] for up to six funds in the complex.

Services Included in Annual Fee per Fund

▪	Advisor Information Source – On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	Core Tax Services – See Additional Services Fee Schedule

▪	Legal Administration (annual legal administration and subsequent new fund launch)

▪	Blue Sky Registration services

▪	Section 18 Compliance Testing (Daily asset Coverage Test)

▪	Charles River daily fund compliance testing

▪	Gainskeeper

▪	Unity

▪	PFIC Analysis and Monitoring
Data Services
Pricing Services

▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps

▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps

▪	$[ ] – Bank Loans

▪	$[ ] – Swaptions

▪	$[ ] – Intraday money market funds pricing, up to 3 times per day

▪	$[ ] – Credit Default Swaps

▪	$[ ] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)

▪	$[ ] per Foreign Equity Security per Month

▪	$[ ] per Domestic Equity Security and Total Return Swap per Month

▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

FMI Funds

Exhibit B (continued) to the Fund Accounting Agreement – FMI Funds, Inc

Third Party Administrative Data Charges (descriptive data for each security)
$[ ] per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $[ ] per year, per Fund

▪	Form N-CEN – $[ ] per year, per Fund
Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), Fair Value Services, SWIFT processing and customized reporting, proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of director’s meetings, third party auditing and legal expenses, tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g ,in excess of annual legal administration and subsequent new fund launch), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

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FMI Funds